UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               RUSSIAN IMPORTS.COM
          ------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)


California                                                            91-2021602
--------------------------------------                       -------------------
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification no.)

827 State St. Suite 26
Santa Barbara, CA                                                          93101
---------------------------------------                      -------------------
(Address of principal executive offices)                              (Zip Code)

Issuer's telephone number: (805) 899-1299


                               RUSSIAN IMPORTS.COM
              YEAR 2000 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
             ------------------------------------------------------
                            (Full title of the plan)

             ------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              A. Rene Dervaes, Jr.
                               Russian Imports.Com
                             827 State St. Suite 26
                             Santa Barbara, CA 93101






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CALCULATION OF REGISTRATION FEE

TITLE OF              PROPOSED       PROPOSED       MAXIMUM      AMOUNT OF
SECURITIES            AMOUNT         MAXIMUM        AGGREGATE    REGISTRATION
TO BE                 TO BE          OFFERING       OFFERING     FEE (1)
REGISTERED            REGISTERED     PRICE          PRICE
                      PER SHARE
------------------    -------------  ------------   -----------  ---------------
Common Stock           6,000,000 (2)     $0.01       $60,000        $15.00
$.001 par value


(1) Estimated pursuant to Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, which is based on the book value per share of the Company's Common Stock as of 9/30/00 since there is no current market in their stock.

(2) Represents the maximum number of shares which may be issued under the Russian Imports.Com 2000 Employee/Consultant Stock Compensation Plan (the "Plan").



PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:

     (1) The Registrant's Initial Report on Form l0SB filed on April 3, 2000 and on Form SB-2 filed April 4, 2000 as amended on June 26, 2000;

     (2) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Form 10SB and the Form SB-2 and SB-2A referred to above and includes Form 10QSB filed on August 9, 2000 for the quarter ended March 31, 2000, on August 10, 2000 for the quarter ended June 30, 2000, and on November 14, 2000 for the quarter ended September 30, 2000 as amended on November 17, 2000; and

     (3) The description of the Common Stock of the Registrant contained in the Form 10SB referred to above.



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         All documents filed by the Registrant  with the Commission  pursuant to
Section 13(a), 3(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 317 of the California Corporations Code, as amended, provides for the indemnification of Russian Imports.Com's officers, directors, employees and agents under certain circumstances, for any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

         Russian Imports.Com's Certificate of Incorporation provides that the directors of the Company shall be protected from personal liability to the fullest extent permitted by law. Russian Imports.Com's By-laws also contain a provision for the indemnification of Russian Imports.Com's directors.

         The Company's By-Laws provide that:

         "Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation of is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee or agent or in any other capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonable incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expense incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employee and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers."


Item 7.   Exemption from Registration Claimed.

         Not applicable.


Item 8.   Exhibits.

5.1    *  Opinion of Mintmire & Associates

10.35 *Russian Imports.Com Year 2000 Employee/Consultant Stock Compensation Plan

23.1   *  Consent of Roger G. Castro, C.P.A.

23.2 * Consent of  Mintmire &  Associates  (contained  in the  opinion  filed as
Exhibit 5.1 hereof)

(* filed herewith)


Item 9.   Undertakings.

The Registrant hereby undertakes:



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(a) (1) to file,  during  any period in which it offers or sells  securities,  a
post  effective  amendment  to  this  registration   statement  to  include  any
prospectus required by Section10(a) (3) of the Securities Act;

              (2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

              (3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, on December 28, 2000.

                                          RUSSIAN IMPORTS.COM

                                             By: /s/ A. Rene Dervaes, Jr.
                                             -----------------------------------
                                             A. Rene Dervaes, Jr., President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                          Title                          Date
------------------                 ---------------------     -------------------


/s/ A. Rene Dervaes, Jr.           President, Secretary,     December 29, 2000
                                   Treasurer & Sole Director
-------------------------
A. Rene Dervaes, Jr.